Exhibit 99.1

PLAINS AAP, L.P. INDEX TO FINANCIAL STATEMENT

Page
Unaudited Balance Sheet as of September 30, 2004	F-2
Notes to the Financial Statement	F-3

PLAINS AAP, L.P. BALANCE SHEET (in thousands)

September 30, 2004
(unaudited)
ASSETS
Cash	$8
Investment in Plains All American Pipeline, L.P.	68,314
Total Assets	$68,322
LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Performance Options Obligation	$3,653
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL
Limited Partners	64,152
General Partner	517
Total Partners’ Capital	64,669
Total Liabilities and Partners’ Capital	$68,322

The accompanying notes are an integral part of this financial statement.

PLAINS AAP, L.P.
Notes to the Financial Statement

Note 1—Organization

Plains AAP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 21, 2001 and, through a series of transactions, was capitalized on June 8, 2001. Through this series of transactions, Plains Holdings II Inc. conveyed to the Partnership its general partner interest in Plains All American Pipeline, L.P. (“PAA”) and subsequently sold a portion of its interest in the newly formed partnership to certain investors. The ownership interests in the Partnership (collectively, the “Partners”) at September 30, 2004, are comprised of a 1% general partner interest held by Plains All American GP LLC (the “General Partner”) and the following limited partner interests:

•       Plains Resources Inc.—43.560%

•       Sable Investments, L.P.—19.800%

•       KAFU Holdings, L.P.—16.253%

•       E-Holdings III, L.P.—8.910%

•       Mark E. Strome—2.113%

•       PAA Management L.P.—3.960%

•       Strome Hedgecap Fund, L.P.—1.055%

•       Wachovia Investors, Inc.—3.349%

As of September 30, 2004, we own a 2% general partner interest in PAA as well as incentive distribution rights, the ownership of which entitles us to receive incentive distributions if the amount that PAA distributes with respect to any quarter exceeds levels specified in the PAA partnership agreement. We also own a limited partner interest consisting of 446,875 common units (see Note 4). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products (collectively, “LPG”), in the United States and Canada. PAA’s operations can be categorized into two primary business activities:

Crude Oil Pipeline Transportation Operations.   As of September 30, 2004, PAA owned approximately 15,000 miles of gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting crude oil for a fee, third party leases of pipeline capacity, barrel exchanges and buy/sell arrangements.

Gathering, Marketing, Terminalling and Storage Operations.   As of September 30, 2004, PAA owned approximately 37 million barrels of above-ground crude oil terminalling and storage facilities, including tankage associated with its pipeline systems. These facilities include a crude oil terminalling and storage facility at Cushing, Oklahoma. Cushing is one of the largest crude oil market hubs in the United States and the designated delivery point for NYMEX crude oil futures contracts. PAA utilizes its storage tanks to counter-cyclically balance its gathering and marketing operations and to execute various hedging strategies to stabilize profits and reduce the negative impact of crude oil market volatility. PAA’s terminalling and storage operations also generate revenue at the Cushing Interchange and our other locations through a combination of storage and throughput charges to third parties. PAA’s gathering and marketing operations include: the purchase of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities; the transportation of crude oil on trucks, barges and pipelines; the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain; and the purchase of LPG from producers, refiners and other marketers, and the sale of LPG to wholesalers, retailers and industrial end users.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. These estimates include those made in determining the value of the vested options under our Performance Option Plan (see Note 6). Although management believes these estimates are reasonable, actual results could differ, and may differ materially from these estimates.

Investment in PAA

We account for our ownership investment in PAA in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” We have the ability to exercise significant influence over PAA, but not control; and therefore, we account for the investment under the equity method (see Note 5). Changes in our ownership interest due to PAA’s issuance of additional capital or other capital transactions that alter our ownership investment are recorded directly to partners’ capital.

Stock-Based Compensation

The recipients of the options issued under the Performance Option Plan are employees of the General Partner. The options are options to purchase units of PAA. Thus, the accounting models prescribed by both Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-Based Payment”, and Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” are not appropriate. We account for the options using an approach based on when the options will vest. Once the options vest, we adjust the accrual each period based on their fair market value as calculated using the “Black-Scholes Model” (see Note 6).

Income Taxes

No liability for U.S. or Canadian income taxes related to our operations is included in the accompanying financial statement because, as a partnership, we are not subject to Federal, State or Provincial income tax; and the tax effect of our activities accrues to the Partners. The Partners may be required to file U.S. Federal and State, as well as Canadian Federal and Provincial, income tax returns.

Note 3—Investment in PAA

Our investment in PAA at September 30, 2004, is approximately $68.3 million. The summarized financial information of PAA at September 30, 2004, is presented below (in millions):

Current assets	$1,148.7
Non-current assets	$1,957.3
Current liabilities	$1,199.2
Long-term debt and other long-term liabilities	$862.4
Partners’ capital	$1,044.4

At the date of inception, our investment in PAA exceeded our share of the underlying equity in the net assets of PAA by approximately $44.5 million. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of inception and is amortized on a straight-line basis over their estimated useful life of 30 years. At September 30, 2004, the unamortized portion of this excess was approximately $36.1 million.

Note 4—Contribution of Subordinated Units

On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA. In November 2003, 25% of these subordinated units converted into common units, and the remaining 75% converted into common units in February 2004. These 450,000 units (the “Option Units”) (446,875 units remain after options were exercised) are intended for use in connection with an option plan pursuant to which certain members of the management of our general partner will, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. During 2003, options for 3,125 Option Units were exercised (see Note 6). Until the exercise of the remainder of such options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units. Any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to the original contribution of the Option Units.

The conversion of 75% of the subordinated units in February of 2004 resulted in an increase in our investment of approximately $1.5 million for the Partnership. This change of interest gain was non-cash and has been reflected in our partners’ capital.

Note 5—Partners’ Capital

We distribute all of our available cash, less reserves established by management, on a quarterly basis. Except as described in Note 4, distributions are paid to the partners in proportion to their percentage interest in the Partnership. Included in partners’ capital is accumulated other comprehensive income of approximately $6.4 million related to our share of PAA’s accumulated other comprehensive income (loss). Other comprehensive income (loss) is allocated based on each partner’s ownership interest.

The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the Partnership agreement, or by nonwaivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including the execution of contracts and management of litigation. The General Partner (or, in the case of PAA’s Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for all expenses, including compensation expenses, related to such operation and management. The Partnership has no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.

During the third quarter of 2004, PAA completed the issuance and sale of 4,968,000 Common Units at a public offering price of $33.25 per unit. In conjunction with that offering, we received additional investments from the Partners and made a contribution to PAA totaling approximately $3.4 million. In addition, PAA issued common units under its Long-Term Incentive Plan (“LTIP”) in the third quarter of 2004. Because we hold PAA common units, we recognize a change of interest gain or loss at the time of each offering or issuance if the offering/issuance price is more or less than our average carrying amount per unit. Such gains or losses reflect the change in the book value of our equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA due to the sale or issuance of the additional units. We recognized a gain of $0.5 million in our partners’ capital related to the offering of common units and the issuance under PAA’s LTIP.

Note 6—Performance Option Plan

In June 2001, the Performance Option Plan (the “Plan”) was approved by the General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner (see Note 4). Options to purchase 391,000 units have been issued under the Plan (including 16,000 options issued during the third quarter of 2004). The options were granted with a per unit exercise price of $22, less 80% of any per unit distribution on an Option Unit from June 2001, until the date of exercise. As of October 22, 2004, the exercise price has been reduced to $15.91 for distributions made since June 2001.

The options have a ten-year term and vest in 25% increments upon PAA achieving quarterly distribution levels as follows:

Vesting %	Quarterly Distribution Level	Annual Distribution Level
25%	$0.525	$2.10
25%	$0.575	$2.30
25%	$0.625	$2.50
25%	$0.675	$2.70

These options are considered performance awards and are accounted for at fair value upon vesting and are revalued at each financial statement date based on the “Black-Scholes Model.” As of the date of declaration of the second quarter 2004 distribution (July 21, 2004) PAA attained the distribution level necessary for 50% of the options to vest. At September 30, 2004, an estimated fair value of $19.82 per unit resulted in a cumulative reduction of the Partners’ capital accounts and corresponding increase in the Performance Options Obligation of approximately $3.7 million. No options expired or were forfeited or exercised during the period ended September 30, 2004. The options issued during the third quarter of 2004 will vest no earlier than the declaration date for the second quarter 2006 distribution. Thus, those options are not included in the obligation amounts. Future grants may include different vesting criteria.

The facts and assumptions used in the “Black-Scholes Model” at September 30, 2004, were as follows:

			Assumptions
Options Outstanding	Percent Vested	Options Vested	Weighted Average Interest Rate	Weighted Average Expected Life	Weighted Average Expected Volatility	Weighted Average Expected Dividend Yield(1)
387,875	50%	184,375	3.34%	4.1	29.50%	1.87%

(1)          Reflects 20% of anticipated dividend yield. The adjustment is to provide for the reduction in the exercise price of the options equal to 80% of distributions.

Note 7—Subsequent Events

Distribution

PAA declared cash distributions to the Partnership of $3.5 million ($0.8 million for its general partner interest and $2.7 million for its incentive distribution interest) for the third quarter of 2004. The distribution, which was declared on October 22, 2004, was received on November 12, 2004.

American Jobs Creation Act

The American Jobs Creation Act of 2004 (the “Jobs Act”) includes, among other things, provisions with respect to deferred compensation. These provisions, which became effective as of January 1, 2005, can impose substantial tax penalties with respect to employee options that have an exercise price of less than the value of the underlying security at the date of grant. The Partnership is currently assessing the effect of the Jobs Act on the Unit Options and the Performance Option Plan, and anticipates amending the terms of the outstanding, unvested options and the Performance Option Plan to conform to the requirements of the Jobs Act and avoid or minimize any tax penalty.